Exhibit 99.1

Contacts:
Layne Christensen Company	The Equity Group Inc.
Michael J. Caliel	Devin Sullivan
President & CEO	Senior Vice President
281-475-2690	212-836-9608
michael.caliel@layne.com	dsullivan@equityny.com

Andy Atchison	Kalle Ahl
Chief Financial Officer	Senior Associate
281-475-2670	212-836-9614
andy.atchison@layne.com	kahl@equityny.com

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN UPDATES GUIDANCE FOR FISCAL 2015 FOURTH QUARTER

THE WOODLANDS, TX – March 2, 2015 – Layne Christensen Company (Nasdaq: LAYN) (“Layne” or the “Company”) today updated previously issued guidance for the fourth quarter ended January 31, 2015 (“Q4 FY 2015”). Layne expects to announce results for Q4 FY 2015 on or about April 13, 2015.

On December 10, 2014, Layne forecasted a net loss from continuing operations for Q4 FY 2015 of between $12.0 million and $12.5 million, or a $0.60 to $0.65 loss per diluted share. Based on the factors discussed below, the Company now expects to report a net loss from continuing operations for Q4 FY 2015 of between $22.0 million and $25.0 million, or a $1.10 to $1.25 loss per diluted share. Despite the higher than anticipated loss, and including the effect of the completion of the previously announced notes offering on March 2, 2015, Layne’s consolidated liquidity (defined as the sum of availability under our senior credit facility and total cash and cash equivalents) at Q4 FY 2015 is expected to be approximately $120 million, which is the mid-point of our prior guidance.

Of the larger than anticipated loss, approximately half is due to certain non-cash expenses that were not contemplated in the prior guidance. Layne expects to report higher-than-anticipated losses at its Mineral Services and Heavy Civil segments. Layne’s Water Resources and Inliner business segments met or exceeded internal expectations during Q4 FY 2015.

Mineral Services continues to be impacted by the ongoing decline in major commodity prices and the associated reduction in global exploration budgets by mining companies. This dynamic produced greater than expected declines in activity during December and January. Mineral Services will continue to manage its operations and operating expenses to align its resources with market demand, while pursuing new revenue opportunities within this segment that leverage Layne’s overall water management capabilities.

Profitability at Heavy Civil was negatively impacted as the Company encountered difficulties completing a number of projects as cost-effectively as required to meet its initial operating expectations for the quarter. Layne increased the oversight of these projects and its focus on overhead cost management.

Michael J. Caliel, President and Chief Executive Officer, commented, “We continue to expect that our results for FY 2016 will improve over FY 2015. Backlog is well ahead of a year ago at several of our businesses, and we are pursuing selective investment-driven growth opportunities within our segments. We are clearly disappointed with these preliminary operating losses, and continue to take steps to improve our project management and reduce costs. Our restructuring activities and non-core asset sales are ongoing, and our cost savings initiatives remain on track.”

These preliminary results could differ materially from the final results that will be reported on or about April 13, 2015 for Q4 FY 2015. The expected results presented in this release are preliminary and unaudited, have not been reviewed by our independent registered public accountants, and are subject to regular closing processes that could result in significant adjustments.

Layne Christensen Company

Layne is a global water management, construction and drilling company, providing responsible solutions to the world of essential natural resources — water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements include, but are not limited to, our expected consolidated and divisional financial performance for Q4 FY 2015, estimates and assumptions regarding our strategic direction, expectations relating to our ability to manage operating expenses, as well as facts and assumptions underlying these expectations and projections, market and other general economic conditions and the availability of equity or debt capital needed for our business. In addition, the estimates of the Company’s revenue and loss per share for the fourth quarter of FY2015 and liquidity as of January 31, 2015 are preliminary and may change pending the completion and audit of the Company’s FY 2015 financial statements and the calculation of the Company’s borrowing base under its asset-based credit facility. Our actual results and performance may materially and adversely differ from those contemplated by the forward-looking statements in this press release for many reasons, many of which are beyond our control, including, but not limited to, the following: quarter- and fiscal-end closing procedures, and the audit of our financial statements by our independent registered public accountants, may result in adjustments that adversely affect our reported results; and assumptions regarding the markets in which we operate, including the extent and timing of a recovery in the mining industry and the seasonality of our business, may prove to be inaccurate, which could impact our conclusions on asset impairments. In addition, our business in general is subject to certain risks, uncertainties and assumptions, including, but not limited to, the following: unanticipated slowdowns in the Company’s major markets; the availability of credit; the risks and uncertainties normally incident to the construction industry; the impact of competition; the effectiveness of operational changes expected to increase efficiency and productivity; worldwide economic and political conditions; and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. Please read the risk factors described in detail in Exhibit 99.2 to the Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on October 29, 2014 for additional information regarding these risks. These forward-looking statements are made as of the date of this press release, and except as may be required by law, the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

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